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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number	333-166776-10

NEWPARK DRILLING FLUIDS LLC

(Exact name of registrant as specified in its charter)
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
(281) 362-6800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Guarantees of Debt Securities*

(Title of each class of securities covered by this Form)
None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☑
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:	0

*
The securities covered by this Form 15 are the subsidiary guarantees that were registered pursuant to the Registration Statement on Form S-3 (Registration No. 333-166776) filed by the Registrants but that were never sold. A post-effective amendment to such Registration Statement to deregister such unsold subsidiary guarantees has been filed and declared effective.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC2069(02-08)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrant	Commission
as Specified in Its Charter (1)	File Number

DURA-BASE NEVADA, INC.	333-166776-01
EXCALIBAR MINERALS LLC	333-166776-11
NEWPARK DRILLING FLUIDS INTERNATIONAL LLC	333-166776-09
NEWPARK DRILLING FLUIDS PERSONNEL SERVICES LLC	333-166776-08
NEWPARK ENVIRONMENTAL MANAGEMENT COMPANY, L.L.C.	333-166776-07
NEWPARK ENVIRONMENTAL SERVICES LLC	333-166776-06
NEWPARK ENVIRONMENTAL SERVICES — MISSISSIPPI, L.P.	333-166776-05
NEWPARK ENVIRONMENTAL WATER SOLUTIONS LLC	333-166776-04
NEWPARK MATS & INTEGRATED SERVICES LLC	333-166776-03
NEWPARK TEXAS, L.L.C.	333-166776-02

(1)	The address, including zip code, and telephone number, including area code, of each of the additional registrant’s principal executive offices is 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381, (281) 362-6800.

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants listed below has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

NEWPARK DRILLING FLUIDS LLC
Date: July 12, 2011	By:	/s/ Bruce C. Smith
Bruce C. Smith, President

DURA-BASE NEVADA, INC.
Date: July 12, 2011	By:	/s/ Jeffery L. Juergens
Jeffery L. Juergens, President

EXCALIBAR MINERALS LLC
Date: July 12, 2011	By:	/s/ Joseph L. Gocke
Joseph L. Gocke, Vice President and
General Manager

NEWPARK DRILLING FLUIDS INTERNATIONAL LLC
Date: July 12, 2011	By:	/s/ Bruce C. Smith
Bruce C. Smith, President

NEWPARK DRILLING FLUIDS PERSONNEL SERVICES LLC
Date: July 12, 2011	By:	/s/ Bruce C. Smith
Bruce C. Smith, President

NEWPARK ENVIRONMENTAL MANAGEMENT COMPANY, L.L.C.
Date: July 12, 2011	By:	/s/ Jeffery L. Juergens
Jeffery L. Juergens, President

NEWPARK ENVIRONMENTAL SERVICES LLC
Date: July 12, 2011	By:	/s/ Jeffery L. Juergens
Jeffery L. Juergens, President

NEWPARK ENVIRONMENTAL WATER SOLUTIONS LLC
Date: July 12, 2011	By:	/s/ Jeffery L. Juergens
Jeffery L. Juergens, President

NEWPARK MATS & INTEGRATED SERVICES LLC
Date: July 12, 2011	By:	/s/ Jeffery L. Juergens
Jeffery L. Juergens, President

NEWPARK TEXAS, L.L.C.
Date: July 12, 2011	By:	/s/ Paul L. Howes
Paul L. Howes, President

NEWPARK ENVIRONMENTAL SERVICES — MISSISSIPPI, L.P.
	By:	NEWPARK TEXAS, L.L.C., as General Partner

Date: July 12, 2011	By:	/s/ Paul L. Howes
Paul L. Howes, President